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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Verity, Inc. on Form S-8 (to register shares under the 1995 Employee Stock Purchase Plan, the 1995 Stock Option Plan, the 1995 Outside Directors Stock Option Plan, the 1996 Nonstatutory Stock Option Plan, and the 1997 Nonstatutory Stock Option Plan for Verity Canada) of our reports dated June 19, 1999, on our audits of the consolidated financial statements and financial statement schedule of Verity, Inc. as of May 31, 1999 and 1998, and the years ended May 31, 1999, 1998 and 1997, which reports appear in the Annual Report on Form 10-K of Verity, Inc. filed with the SEC pursuant to the Securities Exchange Act of 1934.


/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
October 22, 1999